Exhibit 99.1

Affordable Residential Communities Inc. Announces Larry Kreider Resigns as Chief Financial Officer

ENGLEWOOD, Colo., June 20, 2007—Affordable Residential Communities Inc. (NYSE: ARC) today announced that Lawrence (“Larry”) E. Kreider has resigned his position as Executive Vice President, Chief Financial Officer and Chief Information Officer. He has accepted a position with Cedar Shopping Centers, Inc. (NYSE: CDR).

Larry Willard, ARC’s Chairman and Chief Executive Officer, commented: “Larry has been an important part of our team spearheading the effort to implement effective controls and processes to improve our Company’s financial performance. We thank him for his many contributions, and wish him well in his future endeavors.”

The Company has put in place a search for a new Chief Financial Officer.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), headquartered in Englewood, CO, owned and operated approximately 57,264 homesites located in 276 communities in 23 states (including one community classified as discontinued operations), as of March 31, 2007.  The Company also has a property and casualty insurance operation located in Waco, Texas. ARC is focused on operating primarily all-age manufactured home communities and providing fire and homeowners insurance for low value dwellings and manufactured homes.

Contact:

Affordable Residential Communities Inc.

Larry Willard, 866-847-8931

Chief Executive Officer

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.

Brad Cohen, 203-682-8211